ARROW ELECTRONICS, INC.	FORM 10-K – EXHIBIT 4 (b) (vii)

EXECUTION COPY

ARROW ELECTRONICS, INC.

and

THE BANK OF NEW YORK
(SUCCESSOR TO BANK OF MONTREAL TRUST COMPANY),
as Trustee

Supplemental Indenture

Dated as of March 11, 2005

     THIS SUPPLEMENTAL INDENTURE, dated as of March 11, 2005, between Arrow Electronics, Inc., a corporation duly organized and existing under the laws of New York (the “Company”), and The Bank of New York (as successor to Bank of Montreal Trust Company), a banking corporation duly organized and existing under the laws of the State of New York (the “Trustee”),

     WHEREAS, the Company and the Trustee are parties to an Indenture dated as of January 15, 1997 (as amended and supplemented as of the date hereof, the “Indenture”) pursuant to which the Company issued securities of various series, including its Zero Coupon Convertible Senior Debentures due 2021 (the “Debentures”) pursuant to the Supplemental Indenture, dated as of February 21, 2001 between the Company and the Trustee;

     WHEREAS, Section 9.1 of the Indenture provides, among other things, that the Company and the Trustee, without notice to or the consent of any Holder, may amend or supplement the Indenture to make any change that does not materially and adversely affect the rights of any Holder;

     WHEREAS, the Company desires to amend and supplement the Indenture by way of adoption of the amendments set forth in this Supplemental Indenture; and

     WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture and all other things necessary to make the Indenture, as hereby supplemented and amended, a valid indenture and agreement according to its terms have been done;

     NOW, THEREFORE,

     For good and valuable consideration , the receipt and sufficiency of which are hereby acknowledged, and, in consideration of the premises and of the covenants contained in the Indenture, the parties hereto mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

     Section 1.1 Use of Capitalized Terms. Except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise, capitalized terms are used herein as defined in the Indenture.

ARTICLE TWO

AMENDMENTS TO INDENTURE

     Section 2.1. Definitions. The definitions in Section 1.1 of the Indenture for the following terms are deleted in their entirety: “Company Notice,” “Company Notice Date,” “Market Price” and “Sale Price.”

     Section 2.2. Redemption Provisions.

     (a) Section 3.8 of the Indenture is hereby amended to read in its entirety as follows:

     “Section 3.8 Purchase of Securities at Option of the Holder.

     (a) General. Securities shall be purchased by the Company pursuant to paragraph 4 of the Securities as of February 21, 2006, February 21, 2011 and February 21, 2016 (each, a “Purchase Date”), at the purchase price specified therein (each, a “Purchase Price”) at the option of the Holder thereof, upon:

     (1) delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is 20 Business Days prior to a Purchase Date until the close of business on such Purchase Date, stating:

     (A) if certificated Securities have been issued, the certificate number of the Security which the Holder will deliver to be purchased (or, if the Security is not certificated, such other identification necessary to comply with appropriate DTC procedures);

     (B) the portion of the Principal of the Security which the Holder will deliver to be purchased, which portion must be $1,000 in Principal or a multiple thereof; and

     (C) that such Security shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in paragraph 4 of the Securities and the provisions of this Indenture; and

     (2) delivery of such Security to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this Section 3.8 only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice.

     The Company shall purchase from the Holder thereof, pursuant to this Section 3.8, a portion of a Security if the Principal of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Security also apply to the purchase of such portion of such Security.

     Any purchase by the Company contemplated pursuant to the provisions of this Section 3.8 shall be consummated by the delivery of the Cash (as defined below) to be received by the Holder promptly following the later of the Purchase Date and the time of delivery of the Security.

     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 3.8(a) shall have the right at any time prior to the close of business on the Purchase Date to withdraw such Purchase Notice by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.10.

     The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

     (b) Company’s Manner of Payment of Purchase Price. The Company shall pay the aggregate Purchase Price in respect of the Securities in respect of which a Purchase Notice pursuant to Section 3.8(a) has been given, in U.S. legal tender (“Cash”).

     (c) Purchase of Securities. The Purchase Price of Securities in respect of which a Purchase Notice pursuant to Section 3.8(a) has been given shall be paid by the Company with Cash equal to the aggregate Purchase price, or such specified percentage thereof, as the case may be, of such Securities.

     (d) Procedure upon Purchase. On the Business Day following the Purchase Date, the Company shall deposit with the Paying Agent Cash (in respect of a Cash purchase under Section 3.8(c) or for fractional interests, as applicable), sufficient to pay the aggregate Purchase Price in respect of the Securities to be purchased pursuant to this Section 3.8.”

     (b) The first parenthetical in the last paragraph of Section 3.10 of the Indenture is hereby deleted in its entirety.

     Section 2.3 The Debentures. The second sentence of paragraph 4(a) of the Zero Coupon Convertible Senior Debentures due 2021 (the “Debentures”) is hereby deleted in its entirety and replaced with the following:

     “Such Purchase Prices shall be paid in cash.”

     Section 2.4 Terms of the Debentures. The terms of the Debentures authorized pursuant to and issued under the Indenture include the terms in this Supplemental Indenture and the Indenture as amended hereby. The Debentures are subject to all such terms and the Holders are referred to the Indenture as amended hereby for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of the Debentures and the terms of the Indenture as amended hereby, the terms of the Indenture as amended hereby shall control.

     Section 2.5 Deletion of Cross References. All references in the Indenture and the Debentures to the definitions of the Indenture deleted pursuant to Section 2.1 of this Supplemental Indenture are hereby deleted.

ARTICLE THREE

MISCELLANEOUS

     Section 3.1. (a) Ratification of Indenture. As supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     (b) Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provisions shall control.

     (c) Effect of Headings. The article and section headings herein are included for convenience only and shall not affect the construction hereof.

     (d) Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     (e) Severability. In case any provision of this Supplemental Indenture shall be found invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (f) Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

     (g) Acceptance of Trusts. The Bank of New York hereby accepts the trusts in this Supplemental Indenture declared and provided, upon the terms and conditions set forth herein and in the Indenture.

     (h) Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ARROW ELECTRONICS, INC., as the Company

By	/s/ Paul J. Reilly

Name: Title:	Paul J. Reilly Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By	/s/ Kisha A. Holder

Name: Title:	Kisha A. Holder Assistant Vice President